Exhibit (a)(1)(J)

POWER OF ATTORNEY

This Power of Attorney is made on 9th April 2024 by Novartis AG, a company limited by shares (Aktiengesellschaft) incorporated under the laws of Switzerland and registered in the Commercial Register of the Canton of Basel-Stadt, Switzerland, under number CHE-103.867.266 whose registered office is at Lichtstrasse 35, 4056 Basel, Switzerland (the “Company”).

WHEREAS

I.	The Company is considering a transaction involving the acquisition of MorphoSys AG, a company limited by shares (Aktiengesellschaft) established under the laws of Germany, with registered office in Planegg, Germany, registered with the commercial register of the local court (Amtsgericht) of Munich under HRB 121023 (the “Target” and together, the “Transaction”). The Target has its statutory seat at Semmelweisstraße 7, 82152 Planegg, Germany.

II.	The Transaction is to be effected pursuant to the Business Combination Agreement between the Company, Novartis BidCo AG and the Target dated 5 February 2024 (the “Business Combination Agreement”).

III.	Pursuant to the terms of the Business Combination Agreement, Novartis BidCo AG will acquire or cause to be acquired all of the outstanding no-par value bearer shares (including all no-par value bearer shares represented by American Depositary Shares (the “Target ADSs”) of the Target.

IV.	Pursuant to the terms of the Business Combination Agreement, Novartis BidCo AG will commence one or more tender offers (the “Tender Offers” and each, a “Tender Offer”) for all of the outstanding shares of Target (the “Target Shares”) (including all Target ADSs), and following consummation of the Tender Offer, Novartis BidCo AG will acquire the Target (the “Acquisition”).

APPOINTMENT

1.	In connection with the Transaction, the Company hereby makes, appoints and constitutes each of the following individuals:

•	Susanne Kreutz	•	Celine Fang
•	Janet Raimondo	•	David Quartner
•	Jonathan Emery	•	Ram Narayan
•	Tariq ElRafie	•	Antoine Audoly
•	Tanay Ghosh	•	Christoph Ziegler
•	Juliana Mazza Reis	•	Aharon (Ronny) Gal
•	Hiram Andrews

(each an “Attorney” and together the “Attorneys”) as its true and lawful attorney and agent, with full power of substitution, in the name and on behalf of the Company, to do any and all acts and things that any Attorney may deem necessary or advisable in connection with the Transaction, the Tender Offers, the Acquisition and the Business Combination Agreement including, without limitation:

(i)	negotiating, approving, signing, executing, delivering, and/or issuing on behalf of the Company any and all other agreements, contractual instruments, assignments, assumptions, certificates, deeds, notices, instruments, amendments, documents, filings or any other additional writings or communications whatsoever (whether under hand or seal or as a deed and in the Company’s name or otherwise) that any Attorney may deem necessary or advisable in connection with the Transaction;

(ii)	taking such steps as necessary or advisable to effect the Tender Offers, including:

a)	to prepare or cause to be prepared the documents prepared in connection with the Tender Offers to be distributed to the holders of the Target Shares (including any Schedule TO, Declaration of Acceptance, Letter of Transmittal and all exhibits and schedules thereto) (the “Tender Offer Documents”); and

b)	to cause the Tender Offer Documents to be delivered to the stockholders of the Target in connection with the Tender Offers and to file the same with the Securities and Exchange Commission and other appropriate authorities, together with such amendments, deletions, corrections and/or waivers thereto (including the annexation of appropriate exhibits, appendices or schedules) as may be deemed to be necessary or appropriate;

(iii)	taking such steps as necessary or advisable to obtain and manage the services of (a) a bank or trust company to act as the depository agent in the Tender Offers and as the paying agent in the Tender Offers and the Acquisition; (b) one or more dealer-managers to assist the Company and its subsidiaries to perform those services in connection with the Tender Offers as are customarily performed by investment banking firms in connection with acting as dealer-manager for tender offers of like nature, including, but not limited to, using reasonable efforts to solicit tenders of Target Shares pursuant to the Tender Offers and communicating generally with brokers, dealers, commercial banks, trust companies and other holders of Target Shares with respect to the Tender Offers; (c) an information agent to assist the Company and its subsidiaries in its solicitation of tenders from the stockholders of Target; and (d) any such other agents or third parties necessary, advisable or otherwise desirable in order to facilitate or effect the Transaction and any other actions contemplated by the Business Combination Agreement;

(iv)	preparing, signing and filing all necessary or advisable filings with or notifications to, or otherwise obtaining all necessary or advisable consents, approvals, authorizations or permits of, governmental entities, including without limitation under (a) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (b) foreign competition laws; (c) U.S. federal and state securities laws; (d) any applicable non-U.S. securities laws; (e) the rules and regulations of the Financial Industry Regulatory Authority, the Nasdaq Stock Market, the New York Stock Exchange and other applicable stock markets and self-regulatory organizations; and (f) any other applicable U.S. and non-U.S. laws and regulations; and

(v)	taking any other steps as may be deemed necessary, advisable or desirable in connection with effecting or consummating the Transaction.

2.	Each act by the Attorneys appointed pursuant to this Power of Attorney shall be binding on the Company only if taken by two Attorneys acting jointly. An individual ceases to be an Attorney when the individual ceases to be an employee of the Company or one of its affiliates.

3.	The appointment contained in this Power of Attorney shall in all circumstances remain in force and be irrevocable until 30 June 2025, but shall be of no further effect after that date.

4.	In favor of an Attorney or a person dealing with any of them, all acts done and documents executed or signed by the Attorney in good faith on or before the date specified in paragraph 3 in the purported exercise of any power conferred by this Power of Attorney shall for all purposes be valid and binding on the Company and its successors and assigns. The Company hereby ratifies and confirms and agrees to ratify and confirm whatever each Attorney does or purports to do in the exercise or purported exercise of the powers conferred by this Power of Attorney.

5.	This Power of Attorney and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of Switzerland. Any dispute arising out of or in connection with this Power of Attorney shall be submitted to the exclusive jurisdiction of the courts of the City of Basel, Switzerland.

This Power of Attorney has been executed and takes effect on the date stated at the beginning of it.

NOVARTIS AG
acting by two of its authorized signatories

/s/ Bertrand Richard René Bugnon	/s/ Lukas Förtsch
Name: Bertrand Richard René Bugnon	Name: Lukas Förtsch